Exhibit I

           Nautilus is a Delaware limited partnership which was formed originally to purchase securities of Seabulk International, Inc. ("Seabulk"). Such securities were subsequently converted into cash and shares of Common Stock of the Company in connection with the merger among the Company, SBLK Acquisition Corp., Corbulk LLC and Seabulk, and are the shares of Common Stock to which this
Schedule 13G/A relates. Nautilus Intermediary is the general partner of Nautilus.

           Nautilus Intermediary is a Delaware limited partnership which was formed to be the general partner of Nautilus. Nautilus AIV is the general partner of Nautilus Intermediary.

           Nautilus AIV is a Delaware limited partnership which was formed as an alternative investment vehicle for certain limited partners of DLJ Merchant Banking Partners III, L.P. ("Partners III"). Nautilus Special GP is the managing general partner of Nautilus AIV and will have exclusive management rights and decision making authority (including voting and dispositive power) with respect to the investment in the Company. The members of Nautilus Special GP are Merkur-Nautilus, Turnham-Nautilus, Craig and CSFBPE. DLJ Merchant Banking III, L.P. ("MBP III LP"), is also a general partner of Nautilus AIV, however, it does not have any decision making authority (including voting and dispositive power) with respect to the investment in the Company. Partners III is a Delaware limited partnership which makes investments for long-term appreciation whose Associate General Partner is MBP III LP and whose Managing General Partner is DLJ Merchant Banking III, Inc., a Delaware corporation ("MPIII Inc."). CSFBPE is the sole stockholder of MPIII Inc.

           CSFBPE is a Delaware corporation. CSFBPE's principal business is as a holding company of private equity businesses for Credit Suisse (as defined below).

           Merkur-Nautilus is a Delaware limited liability company. Merkur-Nautilus's principal business is to serve as a member of Nautilus Special GP. Merkur is the sole member of Merkur-Nautilus. Merkur is a director and Senior Vice President of Merchandising for Fortunoff. Merkur-Nautilus and Merkur each disclaim any beneficial ownership of the shares of Common Stock to which this statement relates.

           Turnham-Nautilus is a Delaware limited liability company. Turnham-Nautilus's principal business is to serve as a member of Nautilus Special GP. Turnham is the sole member of Turnham-Nautilus. Turnham is President of Goodrich Petroleum Corporation. Turnham-Nautilus and Turnham each disclaim any beneficial ownership of the shares of Common Stock to which this statement relates.

           Craig is a citizen of the United States and is retired. Craig disclaims any beneficial ownership of the shares of Common Stock to which this statement relates.

           In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Schedule 13G/A is being filed by Credit Suisse (the "Bank"), a Swiss bank, on behalf of its subsidiaries (including CSFBPE) to the extent that they constitute the Investment Banking division (the "Investment Banking division") (the "CS Entities"). The CS Entities provide financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invest in and manage private equity and venture capital funds. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of each of the CS Entities' principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.


           CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking and insurance products. CSG and its consolidated subsidiaries are comprised of the Bank and the Winterthur division (the "Winterthur division"). In addition to the Investment Banking division, the Bank is comprised of the Asset Management division (the "Asset Management division") and the Private Banking division (the "Private Banking division"). The Asset Management division provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The Private Banking division offers global private banking and corporate and retail banking services in Switzerland. The Winterthur division provides life and non-life insurance and pension products to private and corporate clients worldwide. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.